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                                                                     Exhibit 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                    SONESTA INTERNATIONAL HOTELS CORPORATION

              Pursuant to Section 40 of the Stock Corporation Law


      We, the undersigned Peter J. Sonnabend and David Rakouskas, being respectively the chief executive officer & vice chairman and the secretary of Sonesta International Hotels Corporation, hereby certify

1. The name of the corporation is Sonesta International Hotels Corporation. The name under which the corporation was originally incorporated is Childs Company.

2. The certificate of consolidation forming said corporation was filed in the office of the Secretary of State on the sixth day of December 1923.

3. The entire certificate of consolidation as now in force and effect, is hereby restated, without change in the effect, meaning or substance thereof, to read as herein set forth in full as follows:

                                   ----------

      Childs Company and Childs Service, Incorporated, both being corporations duly organized and existing under and by virtue of the laws of the State of New York for the purpose of carrying on kinds of business which a corporation organized under Article Two of Chapter 787 of the Laws of 1923 might carry on, having determined to consolidate, do for that purpose make and file this certificate of consolidation as follows:

      First: The name of the new corporation is

                    SONESTA INTERNATIONAL HOTELS CORPORATION

      Second: The purposes and powers of the new corporation are:

      1. To purchase, lease and otherwise acquire, erect, construct, own, hold, use, maintain, improve, rebuild, enlarge, alter, equip, furnish, conduct, operate, manage, control, sell, lease, mortgage and otherwise dispose of restaurants, cafes, cafeterias, hotels, and eating and drinking establishments of every kind and description whatsoever, and to engage in each and every aspect of the restaurant, food and liquor businesses; to conduct and operate the businesses of bakers, confectioners, eaterers,

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grocers, dairy operators, food processors and dealers in and producers of meat and meat products, poultry and poultry products, dairy products, fish, vegetables, baking goods, confections, fruits, liquors, wines and other foods and beverages; to conduct farms and farming operations; to manufacture, buy, sell, deal in and with foods and beverages of every kind and description; and to engage in any business incidental to or connected therewith without limitation as to type or amount;

      2. To take, buy, purchase, exchange, hire, take on lease and sublease, and otherwise acquire real estate, real property and leaseholds, either improved or unimproved, and any and all interests and rights therein and thereto, located in any part of the world, and to own, hold, possess, occupy, use operate, improve, mortgage and otherwise encumber, sell, assign, transfer, convey, lease, sublease, and otherwise dispose of, control, maintain, manage, develop, and generally deal in and with the same;

      3. To purchase, lease, and otherwise acquire, erect, construct, make, maintain, improve, rebuild, enlarge, alter, equip, furnish, operate, manage, control, sell, mortgage, lease, and otherwise dispose of and turn to account and aid in or subscribe toward, the erection, construction, making, improvement, maintenance and operation of, any and all kinds of buildings, houses, dwellings, apartments, hotels, farms, dairies, bakeries, confectionery factories, canneries, packing plants, food processing plants, refrigeration plants, bottling plants, stores, shops, offices, warehouses, commissaries, garages, mills, laboratories, factories, plants, roads, docks, piers, rolling stock, vehicles, vessels, works and structures of every kind and description;

      4. To make, manufacture, compound, construct, extract, produce, prepare, refine, acquire, experiment with, hold, use, equip, repair, remodel, develop, improve, operate, buy, sell, lease, hire, pledge, mortgage, install, import, export, speculate in and generally deal in and with any and all kinds and descriptions of machines, machinery, engines, motors, dynamos, apparatus, instruments, fixtures, appliances, devices, contrivances, and other articles and any accessories and improvements thereof of every kind and description, and any and all kinds of commodities, produce, natural resources, goods, wares, merchandise, grants, options, licenses, royalties, concessions, franchises, contracts and all kinds of personal property and any and all interests and rights therein and thereto without limitation as to type or amount;

      5. To such extent as a corporation organized under the New York Stock Corporation Law may then lawfully do, but not otherwise, to purchase, subscribe for and otherwise acquire, underwrite, obtain an interest in, own, hold, mortgage, pledge, hypothecate, assign, deposit, create trusts with respect to, sell, exchange, trade and otherwise dispose of, and in all ways deal in and with, all forms of securities, including (without limiting the generality of the foregoing) stocks, shares, voting trust certificates, bonds, mortgages, debentures, notes, evidences of indebtedness, certificates of indebtedness, certificates of interest, part-paid receipts and allotment certificates, land trust certificates, warrants, rights, scrip commercial paper (except bills of exchange), choses in action and other obligations and securities of any nature howsoever evidenced, issued or created by any government, state, territory, district, municipality or

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other political or governmental division or subdivision, body politic, corporation, association, partnership, firm, trustee, syndicate, individual, combination, organization or entity whatsoever, located in and organized under the laws of any part of the world; to acquire and become interested in any such securities by original subscription, underwriting, participation in syndicates and otherwise, conditionally or otherwise, and either with a view to investment or for resale or for any other lawful purpose, and irrespective of whether fully-paid or subject to further payments or assessments; to exercise in respect of any such securities any and all rights, powers and privileges of individual ownership and interest therein, including the right to vote thereon and to consent and to otherwise act with respect thereto; to pay any assessments that may be levied upon any such securities; to receive, collect and dispose of interest, dividends, rights, profits, income and emoluments of any kind whatsoever from any such securities and transactions; to do any and all acts and things for the preservation, protection, improvement and enhancement in value of any such securities, or designed to accomplish any such purpose, and to aid by loan, subsidy, guaranty or in any other manner those issuing, creating or responsible for any of such securities;

      6. To purchase, hold, cancel, reissue, sell, resell, pledge, transfer, and otherwise dispose of shares of its own capital stock (so far as may be permitted by law or its certificate of incorporation, as amended) and its own bonds, debentures, notes, warrants, rights, scrip or other obligations or securities of any nature, howsoever evidenced;

      7. To promote, finance, aid, assist, financially and otherwise, any body politic, corporation, association, partnership, firm, trustee, syndicate, individual, combination, organization or other entity located in or organized under the laws of any part of the world, any stock or security of which is held directly or indirectly by or for the corporation, or in the business, financing or welfare of which the corporation shall have any interest; and in connection therewith to guarantee or become surety for the performance of any undertaking or obligation of any such entity, and to guarantee by endorsement or otherwise the payment of the principal of or interest or dividends on or sinking fund payments with respect to any such security of any such entity or any other payments whatsoever to be made by it; and to join in any reorganization with respect to any such entity; all to the extent that the same may be permitted by the laws pursuant to which the corporation is formed or by any other law or hereafter applicable to the corporation;

      8. To promote, institute, enter into, conduct, perform, assist or participate in every kind of commercial, mercantile, manufacturing, mining, natural resources extracting, industrial or any other enterprise, business, work, contract, undertaking, venture and operation in any part of the world; and for any such purpose to purchase, lease, and otherwise acquire, take over, hold, sell, liquidate and otherwise dispose of real estate, plants, equipment, inventory, merchandise, services, materials, stock, good will, franchises, patents, trademarks, and trade-names, and other properties and assets of corporations, associations, partnerships, firms, trustees, syndicates, individuals, combinations, organizations and other entities located in or organized under the laws of any part of the world; to continue, alter, extend and develop their business, assume their

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liabilities, guarantee or become surety for the performance of their obligations, reorganize their capital and participate in any way in their affairs, and to take over as a going concern and to continue in its own name any business so acquired the operation of which would be permitted under any provision of this certificate; all to the extent that the same lawfully may be permitted by the laws pursuant to which the corporation is formed or by any other law now or hereafter applicable to the corporation;

      9. To adopt, apply for obtain, register, purchase, lease, take licenses with respect to and otherwise acquire, maintain, protect, hold, own, use, operate, introduce, exercise, exploit, develop, control, pledge, sell, assign, grant, grant licenses and other rights with respect to and otherwise dispose of and generally deal in and with any inventions, improvements, processes, copyrights, patents, applications for patents, trademarks, formulae, licenses, trade-names, designs, labels, picturizations, distinctive marks and similar rights of any and all kinds, whether or not granted, registered or established by or under the laws of the United States or of any state, country or place;

      10. For any purpose, upon any terms and without limit (so far as may be permitted by its certificate of incorporation, as amended), to borrow or raise money and to issue, draw, make, accept, sell and dispose of bonds, debentures, notes, drafts, warrants, certificates of indebtedness, certificates of interest and other obligations and securities of the corporation, secured or unsecured and howsoever evidenced, and as security therefor to mortgage, pledge, convey, assign in trust or grant any charge or impose any lien upon all or any part of the real or personal property, rights, interests or franchises of the corporation, whether owned by it at the time or thereafter acquired, or to give other security therefor;

      11. To pay for any property, securities, right or interests acquired by or services performed for the corporation in cash or other property, rights or interests held by the corporation, or by issuing and delivering in exchange therefor its own stock, bonds, debentures, notes, warrants for stock, certificates of indebtedness or other obligations or securities howsoever evidenced;

      12. In connection with any sale, conveyance, issue or exchange, permitted by law, of its own securities or of all, or any interest in or part of, the property, rights, privileges and franchises of the corporation, including its good will, to accept payment therefor in whole or in part in property consisting of or including stock, bonds, debentures, notes, warrants for stock, certificates of indebtedness or other obligations or securities, howsoever evidenced, of any corporation, joint stock company, trust, firm or association;

      13. To carry on all or any part of its business, objects or purposes as principal, factor, agent, broker, dealer, commission merchant, selling agent, contractor or otherwise, either alone or associated with any corporation, association, partnership, firm, trustee, syndicate, individual, combination, organization or entity whatsoever, located in or organized under the laws of any part of the world;

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      14. In carrying on its business and for the purpose of furthering its objects and purposes, to enter into and perform agreements and contracts of any nature with any government, state, territory, district, municipality, political or governmental division or subdivision, body politic, corporation, association, partnership, firm, trustee, syndicate, individual, combination, organization or entity whatsoever, located in or organized under the laws of any part of the world;

      15. To conduct its business in any and all branches thereof, so far as permitted by law, in the State of New York and in any other part of the world, and to maintain one or more offices and agencies wither within the State of New York or in any other part of the world;

      16. To do any or all things herein set forth to the same extent and as fully as natural persons might or could do, and to do any and all other acts and things necessary, appropriate or convenient for the furtherance of or incidental to the business, objects and purposes herein enumerated and, for the exercise of the powers herein conferred, and to do all such acts and things, either directly or through subsidiaries, agents, or others;

      17. To do each and every necessary, suitable, convenient or proper thing for the accomplishment of any of the purposes and the attainment of any and all of the objects hereinbefore enumerated or incidental to the powers herein named, or which shall at any time appear conducive thereto or expedient for the protection or benefit of the corporation, either as holder of or as interested in any property or otherwise;

      18. The foregoing clauses shall be construed as purposes, objects and powers, and the matters expressed in each clause shall not be limited in any way, except as otherwise expressly provided, by reference to or inference from the terms of any other clause (or any other matter within the same clause), but shall be regarded as independent purposes, objects and powers. The enumeration of specified purposes, objects and powers shall not be considered to exclude, limit or restrict in any manner any power, right or privilege given to the corporation by law, or to limit or restrict the meaning of the general terms of the general powers of the corporation, not shall the expression of one thing be deemed to exclude another, although it be of like nature, not expressed;

      19. Nothing herein contained shall be construed as giving the corporation any rights, powers or privileges not permitted to it by law, but the occurrence within any of the foregoing clauses of any purpose, power or object prohibited by the laws of the State of New York or of any other State, or any territory, dependency or foreign country, in which the corporation may carry on business, shall not invalidate any other purpose, power or object not so prohibited, by reason of its contiguity or apparent association therewith.

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      Third: A. The amount of capital stock of this Corporation is Thirteen
Million Five Hundred Thousand Dollars ($13,500,000.00) consisting of Three Hundred Ninety Five Thousand Five Hundred Thirty Five (395,535) shares of Preferred Stock, with a par value of $25.00 each, and Ten Million (10,000,000) shares of Class A Common Stock, with a par value of $.80 each, and Two Hundred Thousand (200,000) shares of Class B Common Stock, with a par value of $.80 each.

      The designations, preferences, privileges and voting powers and the restrictions or qualifications thereof are as follows:

      B. Subject to the provisions of Section 11 of the Stock Corporation Law, the Preferred Stock may be issued in one or more series. Except in so far as the designations, preferences, privileges and voting powers and restrictions or qualifications thereof of the shares and series of shares of each class or any series of shares shall in this certificate be otherwise provided for, the Board of Directors is authorized, in the manner provided by law, to fix from time to time, before the issuance of any one or more series of shares of Preferred Stock (other than the initial series, the provisions for which are stated in this certificate), the designations, preferences and privileges, and the restrictions or qualifications thereof, including, without limiting the generality thereof, lawful provisions relating to the distinctive serial designations thereof: the rate or rates of dividends thereon, not exceeding 6% per annum; the times of payment of and the dates from which dividends shall be cumulative; the price or prices at which the same may be redeemed, not exceeding $27.50 per share and accrued dividends thereon; the amount or amounts which shall be paid to the holders thereof in case of voluntary or involuntary dissolution, liquidation or winding up, not exceeding $27.50 per share, if the same be voluntary, and not exceeding $25 per share, if involuntary, in either case plus accrued dividends thereon; the amount and terms of any sinking, redemption, or purchase fund, if any, for the purchase or redemption thereof, and the terms, conditions, and provisions, if any, respecting the conversion of shares of Preferred Stock of any one or more series into Common Stock

      All shares of Preferred Stock shall be of equal rank, and all shares of each series shall be identical in all respects except as to the dates from which dividends thereon shall be cumulative.

      Each share of Preferred Stock shall rank on a parity with each share of Preferred Stock, regardless of series, with respect to preferential dividends at the respective rates fixed for such series, and when the stated dividends are not paid in full the shares of all series of Preferred Stock shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on said shares if all dividends were declared and paid in full.

      C. As used in this certificate

      (1) The term "Preferred Stock" shall mean the Preferred Stock of the par value of $25 each, authorized by this certificate.

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      (2)   The term "Certificate of Designation" shall mean the certificate filed as required by law with respect to any series of Preferred Stock (other than the initial series thereof) setting forth, with respect to such series, the designations, preferences and privileges and the restrictions of qualifications thereof.

      (3) The term "Preferred Stock - Initial Series" shall mean the series of Preferred Stock hereinbelow designated as the "5% Cumulative Preferred Stock."

      (4) The term "junior stock" shall mean stock (as the same may exist from time to time) not entitled to receive cash dividends until all dividends have been paid on or declared and set apart for the Preferred Stock and/or not entitled to receive any assets upon liquidation, dissolution or winding up until the entire amount to which the holders of Preferred Stock shall be entitled upon liquidation, dissolution or winding up shall be paid or deposited in trust for such payment.

      (5) The term "accrued dividends" shall mean an amount with respect to each share of Preferred Stock, computed at the annual dividend rate for such share from the date when dividends became cumulative on such share to the date to which dividends are stated to be accrued, less the aggregate of all dividends theretofore paid thereon.

      D.1. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Stock of each series shall be entitled, before any distribution or payment is made or set apart for any junior stock, to receive
(a) in the case of Preferred Stock - Initial Series, the sum hereinbelow provided in such event and (b) in the case of any other series of Preferred Stock, the sum provided in such event in the Certificate of Designation with respect to such other series, subject to the limitation provided for in Section B hereof; and the holders of the Preferred Stock shall not be entitled to any further payment after making of such payments in full to each holder of Preferred Stock, or after an amount sufficient to make such payments in full (or the portion of such amount not already paid out for such purpose) has been deposited in trust for the purpose in any bank or trust company in the City of New York, N.Y., having a capital and surplus of not less than $5,000,000.00

      2. The remaining assets and funds of the Corporation shall be distributed among the holders of any junior stock according to their respective priorities, if any, and according to their respective shares.

      3. If upon any liquidation, dissolution or winding up of the Corporation the amounts payable to the holders of the Preferred Stock of all series, as provided herein and in any Certificate of Designation hereafter filed, are not paid in full, the holders of the Preferred Stock of all series shall share ratably in any distribution of assets in such liquidation, dissolution or winding up, in accordance with the sums which would be payable on such distribution if all sums so payable were paid in full.

      4. A consolidation or merger of the Corporation with or into another corporation or corporations or the consolidation or merger of another corporation or corporations into the Corporation, or the sale, lease, conveyance of exchange, whether

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for cash, shares of stock, securities or property, of all or substantially all of the assets of the Corporation, shall not be deemed or construed to be a liquidation, dissolution or winding up of the Corporation within the meaning of the provisions hereof.

      E.1. The Preferred Stock of any one or more series may be redeemed in whole or from time to time, in part, at the option of the Board of Directors or by the operation of any sinking fund or redemption or purchase fund, if any, provided for the Preferred Stock or any series thereof (a) in the case of Preferred Stock - Initial Series, at the redemption prices hereinbelow fixed for such series, or (b) in the case of any other series, at the redemption price or prices fixed for such series in the Certificate of Designation with respect to such series subject to the limitation provided for in Section B hereof. If less than all of the shares of Preferred Stock, or less than all of the shares constituting any series thereof, are to redeemed, the shares to be redeemed shall be selected by lot or as nearly as practicable pro rata without obligation to redeem any fraction of the shares in such manner as the Board of Directors may determine to be fair and proper. In case less than all the shares represented by any certificate for Preferred Stock are redeemed, upon surrender thereof a new certificate shall be issued representing the unredeemed shares.

      2. Notice of the intention of the Corporation to redeem shares of Preferred Stock and of the date and place of redemption shall be mailed, not less than 30 days before the date fixed for redemption, to each holder of record of the shares to be redeemed at his address as the same shall appear upon the books of the Corporation. If any of the shares to be redeemed are convertible into Common Stock, said notice shall also include a statement to the effect that the right of each holder of said shares to convert the same, according to their terms, will terminate by reason of such proposed redemption and shall specify the date of such termination.

      3. Not later than the date of redemption specified in such notice, the Corporation may deposit with any bank or trust company in the City of New York, N.Y., named in such notice, having a capital and surplus of not less than $5,000,000.00, the aggregate redemption price of the shares called for redemption and not theretofore duly surrendered for conversion in accordance with the conversion rights, if any, thereof, for payment at or before the date fixed for redemption of the redemption price for the shares called for redemption.

      4. If the aforesaid notice shall have been duly mailed, or if irrevocable authority for the mailing thereof shall have been given, and if on or before the redemption date specified in such notice the funds necessary for such redemption shall have been deposited as aforesaid so as to be and continue to be available for the purpose of such redemption then, notwithstanding that any certificate for such Preferred Stock so called for redemption shall not have been surrendered, dividends thereon shall cease to accrue from and after the date of redemption so specified, and on and after the date of such deposit, the holders of the shares of Preferred Stock so called for redemption shall cease to be stockholders with respect to such shares and such holders shall have no interest or claim against the Corporation with respect to such shares, but shall be entitled only (a) to receive payment of the redemption price, and no more, upon surrender of their

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certificates, or (b) in the case of shares convertible into Common Stock, to convert their shares into Common Stock of the Corporation at any time on or before the date fixed for the termination of such conversion right.

Any funds deposited for the purpose of redemption and not required for such purpose as a result of the conversion of any Preferred Stock prior to redemption shall subsequent to the redemption date be forthwith repaid to the Corporation.

      5. The Corporation shall be entitled to receive from any such bank or trust company the interest, if any, allowed by such bank or trust company on any money deposited as in the preceding paragraph provided, and the holders of any shares so redeemed shall have no claim to any such interest. All moneys so deposited and remaining unpaid at the end of six years from the date fixed for redemption shall, if thereafter requested by resolution of the Board of Directors, be repaid to the Corporation and, in the event of such repayment to the Corporation, each holder of record of any shares so redeemed who shall not have made claim against such moneys prior to such repayment to the Corporation shall look only to the Corporation for the payment thereof, but shall in no event be entitled to any interest.

      F.1. At each election of Directors by stockholders, the holders of the Preferred Stock voting separately as a class, shall have the right to elect two members of the Board of Directors of the Corporation and the holders of the Common Stock, voting separately as a class, shall be solely entitled to elect the remaining Directors.

      2. Any directors so elected by the holders of the Preferred Stock shall continue to serve as such directors for the full term for which they shall have been elected and if, prior to the end of said term, a vacancy in the office of any such director shall occur by reason of death, resignation, removal, or disability or for any other cause, such vacancy shall be filled until the next succeeding annual meeting of stockholders for the election of directors in the manner provided in the by-laws of the Corporation.

      3. As long as any Preferred Stock is outstanding, the Corporation shall not, without the consent of the holders of at least two-thirds in number of shares of the outstanding Preferred Stock, irrespective of series except as otherwise in this subparagraph 3 provided, given in person or by proxy at a meeting of stockholders called for that purpose, or given in writing:

         (a) Amend or repeal any provision of, or add any provision to, the Certificate of Incorporation of the Corporation, if such action would alter or change the designations, preferences, privileges or powers of the Preferred Stock so as to affect such Preferred Stock adversely; provided, however, that if any action described in this cause (a) would affect adversely Preferred Stock of less than all series then outstanding, such action shall require the consent of the holders of at least two-thirds in number of shares of outstanding Preferred Stock of such series only as may be so affected, acting as a class, given as aforesaid; or

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         (b) Authorize or create, or increase the authorized amount of any other class of stock having preferential rights as to dividends, or upon liquidation, dissolution or winding up of the Corporation, which are prior to those of the Preferred Stock.

      As long as any shares of Preferred Stock are outstanding, the Corporation shall not , without the consent of the holders of a majority in number of shares of the outstanding Preferred Stock, given in person or by proxy at a meeting of stockholders called for that purpose, or given in writing, increase the authorized amount of Preferred Stock or create any other capital stock having preferential rights as to dividends, or upon liquidation, dissolution or winding up of the Corporation which are on a parity with those of the Preferred Stock.

      The Provisions of this subparagraph 3 shall not be applicable, except as otherwise required by law, if the issuance of such other prior or parity stock above referred to is expressly conditioned upon the prior or contemporaneous redemption or requisition by the Corporation of all shares of Preferred Stock then outstanding, irrespective of series.

      4. Except (i) as hereinabove provided and (ii) except as otherwise expressly provided by statute, the holders of the Preferred Stock shall not be entitled to vote and all rights to vote and all voting power shall be vested solely in the Common Stock, each holder of such stock being entitled at every meeting of stockholders to one vote for each share of such stock standing in his name on the books of the Corporation, subject to cumulative voting for Directors as hereinbelow provided, and this provision shall prevail in all elections and in all proceedings over the provisions of any statute which authorizes any action by vote or consent of the holders of all or any class of the shares or a specific proportion of all or any class of shares of the Corporation, and the holders of the Preferred Stock, except as otherwise provided in any Certificate of Designation hereafter filed with respect to any series or Preferred Stock, are specifically excluded from the right to vote in any proceeding (i) for mortgaging the property and franchises of the Corporation pursuant to Section 16 of the New York Stock Corporation Law; (ii) for authorizing any guaranty pursuant to Section 19 of said laws; (iii) for the sale of the franchises and property of the Corporation pursuant to Section 20 of said law; (iv) for consolidation pursuant to Section 16 of Section 91 of said law; (v) for voluntary dissolution pursuant to Section 105 of said law; or (vi) for change of name pursuant to the New York General Corporation Law or pursuant to Section 35 of the New York Stock Corporation Law.

      5. At all elections of directors of the Corporation each stockholder entitled to vote at such election shall be entitled to as many votes as shall equal the number of shares which (except for this provision as to cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected for whom he has the right to vote and each such stockholder may cast all of such votes for a single director or may distribute them among the number so to be voted for, or for any two or more of them, as he may see fit; and at all such elections the presence in person or by proxy of the holders of record of stock of the Corporation entitled to cast one-third of the votes to which the holders of all

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outstanding stock in the aggregate are entitled to cast for the election of directors shall be necessary to constitute a quorum.

      6. Whenever the holders of Preferred Stock, or any series thereof, shall have the right to vote, each holder of such Preferred Stock, or such series thereof, as the case may be, shall be entitled to one vote for each share of such stock standing in his name on the books of the Corporation subject to cumulative voting for Directors as hereinabove provided.

    G.1. Notwithstanding the provisions of subdivision (8) of Paragraph 11, and Paragraph 12 of the "Certificate of (a) Authorization of New Shares of Stock,
(b) Change of Previously Authorized Shares, (c) Classification and Reclassification of said Shares, (d) Change of Statements Respecting Capital and
(e) Reduction of Capital" of the Corporation, filed pursuant o Section 36 of the New York Stock Corporation Law in the Department of State of New York on March 31, 1948, no holder of any shares of Preferred Stock shall be entitled as of right to purchase or subscribe for any issued or unissued stock of any class or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or any stock, bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation or carrying any right to purchase stock of any class.

      2. In lieu of any pre-emptive rights existing at law and by virtue of any provision affecting any such rights contained in the Certificate of Incorporation of the Corporation, the holders of Common Stock shall be entitled to pre-emptive rights to subscribe for and purchase any new issue or issues of securities of the Corporation which shall have voting rights or which shall be convertible into or have an option to purchase securities having such rights. However, shares or other securities shall not be subject to the aforesaid pre-emptive rights if they (a) are issued or optioned by the Board of Directors to effect a merger or consolidation or for consideration other than cash; (b) are issued to satisfy conversion or option rights theretofore granted by the Corporation; (c) are issued pursuant to a plan of reorganization approved under and in accordance with the provisions of the act of Congress of July first, eighteen hundred and ninety-eight, entitled "An act to establish a uniform system of bankruptcy through out the United States", and acts emendatory thereof.

      The above mentioned pre-emptive rights herein granted to the holders of the Common Stock may be waived with respect to any specific proposal or proposals for the sale or issue of securities or options for securities set forth in the notice of any annual or special meeting of Common Stockholders of the Corporation, if at such meeting said waiver shall be approved by three-fourths of the votes cast by Common Stockholders present in person or by proxy at said meeting. Any waiver so approved shall be binding upon all Common Stockholders. Any such waiver so approved by the Common Stockholders of the Corporation shall apply only, and be limited to, the specific proposal or proposals of which notice shall have been given for consideration thereof by the Common Stockholders at such meeting; provided, however, that said pre-emptive rights may be waived from time to time with respect to any subsequent proposal or proposals upon notice similarly given and similarly approved by the

Common Stockholders. Any notice of such annual or special meeting of the Common Stockholders of the Corporation at which the aforesaid waiver or waivers shall be voted upon, shall contain adequate information so as to enable the Common Stockholders to vote upon any such proposal. In the event that any such waiver shall have been approved by a three-fourths vote of said Common Stockholders as above set forth, no Common Stockholder or Common Stockholders who shall have failed to vote or shall have voted against such waiver shall be entitled to any right of appraisal or payment for his stock.

      To the extent permitted by law, the above provisions relative to pre-emptive rights of Common Stockholders constitute and are intended to be a full and complete statement of their pre-emptive rights and of any limitations and exceptions thereto.

    H.1. The Corporation shall not be required upon any conversion of any convertible Preferred Stock to issue certificates representing any fraction or fractions of a share of Common Stock, but may issue in lieu thereof one or more non-dividend bearing and non-voting scrip certificates, in the denomination of one one-hundredths of a share or multiples thereof, in such form or forms as shall be approved by the Board of Directors, each representing a fractional right to receive a certificate representing one share of Common Stock when presented with other like scrip certificates representing other fractional rights in the aggregate equaling the right to at least one share of Common Stock .. Such scrip certificates may contain such terms and conditions as shall be fixed by the Board of Directors and may become void and of no effect after a reasonable period (but in no event less than two years after the issuance thereof) to be determined by the Board of Directors and specified in such scrip certificates.

      2. If and so long as any shares of Preferred Stock of the Corporation which are convertible into Common Stock remain outstanding, there shall be reserved unissued out of the authorized but unissued Common Stock of the Corporation a number of shares of Common Stock sufficient to provide for the conversion of the shares of such convertible Preferred Stock outstanding.

      3. Shares of convertible Preferred Stock of any Series which have been converted shall forthwith revert to the status of unissued shares and shall not be reissued

   I. While any dividends on the Preferred Stock of any series are in arrears, the Corporation shall not purchase any shares if its Preferred Stock, except (a) by redemption; (b) through the operation of any sinking fund or purchase fund provided for herein or in any Certificate of Designation hereafter filed; or (c) in accordance with an offer to purchase or call for tenders made to all holders of Preferred Stock, upon the same terms for the shares of any one series, and if shares of more than one series are outstanding, then upon terms which in the judgment of the Board of Directors are equitable as between the respective series.

      Subject to the forgoing provisions of this Section I and subject to the provisions of subparagraph 6 of Section J, the Corporation shall have the power at any time and from time to time and at either public of private sale, out of any assets of the

Corporation legally available therefor, to purchase the whole or any part of the Preferred Stock then outstanding upon the best terms then reasonably obtainable, but in no event at a price in respect of any shares of said stock purchased which shall be higher than the redemption price thereof.

      J.1. The initial series of Preferred Stock shall consist of 91,212 shares of Preferred Stock, which shares are hereby designated as "5% Cumulative Preferred Stock." Said shares of 5% Cumulative Preferred Stock are herein referred to as "Preferred Stock - Initial Series."

      2. The holders of Preferred Stock - Initial Series shall be entitled, in preference to the holders of any junior stock, to receive, as and when declared by the Board of Directors, but only out of funds legally available for the payment of dividends, cash dividends at the rate of $1.25 per share per annum, and no more, payable quarterly on the last days of March, June, September and December in each year (such quarterly periods being herein referred to as "dividend periods"). Such dividends on each share of Preferred Stock - Initial Series shall be cumulative from April 1, 1951. In no event shall the Corporation be required to pay a fraction of a cent to any stockholder.

      3. So long as any Preferred Stock - Initial Series shall remain outstanding, no dividends shall be declared or paid upon, nor shall any distribution be ordered or made to any class of junior stock, nor shall any shares of any junior stock be purchased or redeemed by the Corporation, unless
(A) all dividends on the Preferred Stock - Initial Series for all past dividend periods shall have been paid and the full dividend for the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart; and (B) all amounts required to be set aside for the Preferred Stock - Initial Series sinking fund, hereinafter described, have been so set aside.

      Subject to the foregoing provisions and subject to the preferential dividend rights as provided in any Certificate of Designation hereafter filed with respect to any series of Preferred Stock, and not otherwise, such dividends (payable either in cash, stock or otherwise) as may be determined by the Board of Directors , may be declared and paid on any junior stock from time to time out of funds of the Corporation legally available for the payment of dividends, and the Preferred Stock - Initial Series shall not be entitled to participate in any such dividends whether payable in cash, stock or otherwise.

      For the purposes of this subparagraph 3, neither (i) a purchase, redemption or other acquisition of junior stock by the Corporation which is made substantially simultaneously with the issuance of other junior stock and by the application of a sum not greater than the net proceeds received from such issuance of other junior stock, nor (ii) an acquisition of junior stock through the issuance of other junior stock therefor, shall be deemed a purchase of junior stock by the Corporation.

      4. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Stock - Initial Series shall be entitled to be paid the sum of

$25.00 for each such share of Preferred Stock - Initial Series, plus an amount equivalent to all unpaid accrued dividends thereon, accrued to the date of such payment; provided, however, that if such liquidation, dissolution or winding up be voluntary, the amount to which the holders of the Preferred Stock Initial Series shall be entitled shall be the amount to which such holders would then have been entitled had such Preferred Stock - Initial Series been redeemed on the date of such payment.

      5. The redemption price of the Preferred Stock - Initial Series shall be $25.00 for each share redeemed if redeemed on or before April 1, 1953, or $27.50 if redeemed thereafter, plus in each case unpaid accrued dividends thereon to the date of redemption.

      6. (a) On or before April 30th, in each calendar year, commencing with the year 1952, so long as any Preferred Stock - Initial Series shall remain outstanding, the Corporation shall, as and for a sinking fund for the purchase or redemption of Preferred Stock - Initial Series (hereinafter called the sinking fund), set aside on its books an amount equal to ten percent (10%) of the consolidated net earnings, as hereinafter defined, of the Corporation and its wholly-owned subsidiaries for such preceding calendar year. For the purpose of the sinking fund, the net earnings for any calendar year shall be determined in accordance with generally accepted accounting practice. There shall be deducted for this purpose from the gross earnings and other income credits for such calendar year, an amount equal to all proper expenses and charges to earnings or income for such calendar year, including, but without limitation, provision for income and other taxes, depreciation, obsolescence, interest charges, fixed amortization payments required to be made on any debt with maturity or maturities in excess of one year (excluding amortization payments on debt secured by mortgages upon real estate owned) and the dividend requirements for such calendar year on the Preferred Stock - Initial Series and the Preferred Stock of all other series and any other stock other than junior stock. Gains or losses from the sale, abandonment or other disposition of capital assets shall not be included in computing net earnings for this purpose.

         (b) The Corporation may, in lieu of setting aside the amount required to be set aside for any sinking fund installment or any part thereof apply to such sinking fund installment shares of Preferred Stock - Initial Series theretofore acquired by it by purchase or redemption otherwise than through the operation of the sinking fund (and not theretofore credited against any sinking fund installment) and the Corporation shall be entitled to treat any shares so applied to a sinking fund installment at the par value thereof. Any amount set aside for the sinking fund shall, to the extent legally available for the purpose, be applied as promptly as practicable in the judgment of the Board of Directors to the purchase of Preferred Stock - Initial Series in the open market or at public or private sale, with or without advertisement, or through invitation to holders of Preferred Stock - Initial Series to tender the same, at such price or priced as may be determined by the Board of Directors but not exceeding the redemption price thereof. If and to the extent that said amount is not so applied within six months (or such earlier time as the Board of Directors may determine) after the date on which it shall have been so set aside, it shall forthwith be applied to redeem such number of shares of Preferred Stock - Initial Series as shall substantially exhaust the amounts then in the sinking fund

(provided, however, that if such amounts do not exceed $5,000 the Corporation may, but shall not be required to, make such redemption) at the redemption price set forth in subparagraph 5 of this Section J. Any balance remaining in the sinking fund after such redemption and any balance remaining because of the conversion of Preferred Stock - Initial Series called for redemption, shall be retained in the sinking fund and shall be used for the purchase or redemption of Preferred Stock - Initial Series as above provided; but shall not reduce the Corporation's obligation with respect to any future additions to the sinking fund. If at any time there shall no longer be any shares of Preferred Stock - Initial Series outstanding, any balance remaining in the sinking fund shall revert to the general funds of the Corporation.

         (c) While any dividends on the Preferred Stock of any series are in arrears, the Corporation shall not be required to set aside any installments for the sinking fund; provided, however, that any sum or sums which would be required to be so set aside but for the existence of such dividend arrears, shall be cumulative and shall be set aside, as and when ordered by the Board of Directors, after such dividend arrearages shall have been paid or declared and set apart for payment. Until all cumulative sinking fund installments shall have been set aside as above provided, no dividends shall be declared or paid upon, nor shall any distribution be ordered or made to, any class of junior stock nor shall any shares of junior stock be purchased or redeemed by the Corporation. While the Corporation is in arrears in setting aside any sinking fund installment, the Corporation shall not purchase shares of its Preferred Stock - Initial Series except (a) through the operation of the sinking fund or (b) by redemption or (c) in accordance with an offer to purchase or call for tenders made to all holders of Preferred Stock - Initial Series upon the same terms.

         (d) Shares of Preferred Stock - Initial Series purchased or redeemed through the operation of the sinking fund or credited thereto, shall be retired and not re-issued. Failure to set aside the amounts provided for in this subparagraph 6 shall have no consequence other than as set forth above under subparagraph 3 of this Section J.

      7. (a) On or before April 1, 1961, the Preferred Stock - Initial Series shall, at the option of the respective holders thereof, be convertible at any time or times (but in the case of any share called for redemption, not after the tenth day prior to the date fixed for such redemption, unless default shall be made in the payment of the redemption price) into full paid and non-asssessable shares of Common Stock, at the rate of one share of Preferred Stock - Initial Series for three shares of Common Stock, if surrendered for conversion on or before April 1, 1954; or for 2 1/2 shares of Common Stock, if surrendered for conversion thereafter and on or before April 1, 1958; or for two shares of Common Stock, if surrendered for conversion thereafter and on or before April 1, 1961, at which time the right to convert shares of Preferred Stock - Initial Series shall expire and terminate; upon surrender to the transfer agent for the Preferred Stock - Initial Series of the certificates of the Preferred Stock - Initial Series so to be converted, which if the Corporation shall so require, shall be properly endorsed; and, thereupon, the Corporation shall cause to be issued to such holders in exchange therefor, certificates for the number of shares of Common Stock issuable upon such conversion as herein provided. No adjustment shall be made with respect to dividends upon Preferred Stock - Initial Series or the Common Stock in connection with any conversion.

         (b) Anything herein contained to the contrary notwithstanding, if, at any time, the Corporation shall issue any Common Stock, either as a stock dividend or in subdivision of any previously outstanding shares of Common Stock, the number of shares of Common Stock, thereafter issuable upon the surrender of any Preferred Stock - Initial Series for conversion as herein provided, shall be increased in the same proportion as the number of shares of Common Stock which were outstanding immediately prior to such issue of Common Stock as a stock dividend or in subdivision of previously outstanding shares (as the case may be), was increased by such issue; and, in like manner, in case of any combination of outstanding Common Stock, by reclassification or otherwise, into a smaller number of outstanding shares than would otherwise be outstanding but for such combination, the number of shares of Common Stock thereafter issuable upon the surrender of any Preferred Stock - Initial Series for conversion, as herein provided, shall be reduced in the same proportion as the number of shares of Common Stock which were outstanding immediately prior to such combination of shares was reduced by such combination.

         (c) The number of shares of Common Stock issuable upon conversion of Preferred Stock - Initial Series from time to time, shall not be adjusted unless and until by reason of the happening of one or more of the events hereinabove specified such number shall be changed by five one-hundredths of a share or more; but in the event that such change shall not amount to five one-hundredths of a share or more, any adjustment that would otherwise be required then to be made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, together with any adjustment or adjustments carried forward, shall amount to five one-hundredths of a share or more. All adjustments hereunder shall be made in multiples of one-hundredths of a whole share of Common Stock.

         (d) In case of the happening of any one or more of the events hereinabove specified requiring an adjustment of the number of shares of Common Stock issuable upon conversion of any share of Preferred Stock - Initial Series, a statement signed by the President or Vice President and by the Treasurer or an Assistant Treasurer of the Corporation shall be filed by the Corporation with its transfer agent or agents of the Preferred Stock - Initial Series, showing in detail the facts giving rise to such adjustment and the number of shares of Common Stock thereafter issuable upon conversion of each share of Preferred Stock - Initial Series.

         (e) In case of any capital reorganization or any reclassification of the shares of Common Stock of the Corporation, or in case of a consolidation or merger of the Corporation into another corporation, or in case of any sale, lease or conveyance to another corporation of all or substantially all of the assets of the Corporation as an entirety, then as part of such reorganization, reclassification, consolidation, merger, sale, lease or conveyance, as the case may be, lawful provision shall be made for the remaining period of duration of the conversion rights of the Preferred Stock - Initial Series then outstanding so that the holders thereof shall have the right to convert each such share into the kind and amount of shares of stock or other securities or property to which a holder of the largest number of shares of Common Stock of the Corporation into which such share of Preferred Stock - Initial Series might have been converted if such share had been surrendered for conversion immediately prior to such reorganization, reclassification, consolidation, merger, sale, lease, or conveyance is entitled upon such reorganization, reclassification, consolidation, merger, sale, lease or conveyance. The rights of such holders with respect to the adjustment of the number of shares of Common Stock issuable upon conversion shall be appropriately continued and preserved, so as to afford as nearly as possible protection of the conversion privilege comparable to that provided herein. The above provisions of this subparagraph shall similarly apply to successive capital reorganizations or reclassifications of the Corporation and to successive reorganizations of reclassification, consolidations, mergers, sales, leases or conveyances of or by any such successor or purchasing corporation or corporations. Such capital reorganization, reclassification, consolidation, merger, sale, lease or conveyance shall not be deemed a liquidation, dissolution or winding up of the Corporation within the meaning of the next succeeding subparagraph hereof.

         (f) In case of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary, all conversion rights of any holders of shares of Preferred Stock - Initial Series shall terminate on a date to be fixed by the Board of Directors of the Corporation, such date so fixed to be not later than 10 days or earlier than 30 days prior to the date such liquidation, dissolution or winding up is to become effective.

         (g) In case (i) the Corporation shall pay any dividend upon its shares of Common Stock (other than in cash), or make any other distribution to the holders of its shares of Common Stock, or (ii) the Corporation shall offer for subscription to the holders of its shares of Common Stock any additional shares of stock of any class of the Corporation or grant to such holders any other rights or options, or (iii) of any capital reorganization or reclassification of shares of Common Stock of the Corporation, consolidation or merger of the Corporation with or into any corporation, or the sale, lease or conveyance to another corporation of all or substantially all of the property of the Corporation as an entirety, then the Corporation shall give at least 20 days prior notice thereof to each holder of record of shares of Preferred Stock - Initial Series, provided, however, that such notice shall not be required in the case of any consolidation or merger if the resultant corporation shall be the Corporation and shall involve no change in the capital structure of the Corporation nor any issuance of stock, cash or property to the stockholders of the Corporation. In the case of the liquidation, dissolution or winding up of the Corporation, notice thereof shall be given at least 30 days prior to the date fixed by the Board of Directors for the termination of the conversion rights of the Preferred Stock - Initial Series, as above provided. Such notice shall state the date (x) on which a record shall be taken for such dividend, distribution, subscription or grant, or if no such record be taken, the date on which such dividend is to be paid, distribution is to be made or subscription rights or grants are to become exercisable, or (y) on which such capital reorganization, reclassification, consolidation, merger, sale, lease, or conveyance is proposed to be effected, or (z) on which all conversion rights of the holders of shares of Preferred Stock - Initial Series shall terminate prior to liquidation, dissolution or winding up of the Corporation, as hereinabove provided, and the date on which such liquidation, dissolution or winding up shall take place, as the case may be.

      Fourth: The office of the Corporation is to be located in the County of New York in the City of New York, State of New York. CT Corporation System is hereby designated as agent upon whom process in any action or proceeding against the Corporation may be served within the State of New York. The address to which the Secretary of State shall mail a copy of any process against the Corporation which may be served upon him pursuant to law is:

            CT Corporation System
            277 Park Avenue
            New York, NY 10017

      Fifth: The number of directors previously authorized is nine and the number hereafter shall be not less than five nor more than eleven. The number of directors to be chosen within such limits shall be determined as prescribed by the By-Laws of the corporation.

      Sixth: No director need be a stockholder.

      Seventh: The Corporation shall make and submit to its stockholders, at least once annually, a report which shall include a profit and loss statement and a balance sheet prepared in accordance with sound business and accounting policies.

      Eighth: In case the Corporation enters into contracts or transacts business with one or more of its directors, or with any firm or association of which one or more of its directors are members or employees, or with any other corporation or association of which one ore more of its directors are stockholders, directors, officers or employees, such contracts or transactions shall not be invalidated or in anywise affected by the fact that such director or directors have or may have interests therein, provided, however, that in any such case the fact of such interest shall be disclosed or known to the other directors or stockholders acting upon or in reference to such contract or transaction. The provisions of this paragraph shall not be construed to invalidate or in any way affect any contract or other transaction which otherwise would be valid under the common or statutory law applicable thereto.

      Ninth: The names and post office addresses of the person who are to be the directors of the corporation until the first annual meeting of its stockholders are as follows:

      Name                           Post Office Address
      Samuel S. Childs               200 Fifth Ave., New York, N.Y.
      William Childs                 200 Fifth Ave., New York, N.Y.
      Charles L. Roberts             Basking Ridge, New Jersey
      Lewis A. Thompson              Somerville, New Jersey

      O. H. McMurtrie                Belvedere, New Jersey
      S. Tydeman                     32 Broadway, New York, N.Y., Room 1308
      Mathew Dean                    1180 Dean Street, Brooklyn, N.Y.
      S. Willard Smith               200 Fifth Ave., New York, N.Y.
      Luther Childs                  Basking Ridge, New Jersey

      Tenth: Unless or until new by-laws shall be adopted by the new corporation or until amended as therein provided, the by-laws of said Childs Service, Incorporated, shall be the by-laws of the new corporation, except that unless and until a new seal shall be adopted the corporate seal of said constituent Childs Company shall be the corporate seal of the new corporation.

      Eleventh: Until officers of the new corporation shall be elected as provided by the by-laws, the officers of said constituent Childs Company shall continue to discharge for the new corporation the duties of their respective offices.

      Twelfth: The duration of the Corporation shall be perpetual.

      IN WITNESS WHEREOF, this certificate of consolidation is subscribed and acknowledged by the Presidents and Secretaries of said constituent corporations and the affidavits of said Presidents and Secretaries are annexed hereto as required by Law, this 5th day of December 1923


                  Samuel S. Childs
                         President of Childs Company


                  Charles L. Roberts
                         Secretary of Childs Company


                  Thomas R. Hart, Jr.
                         President of Childs Service, Incorporated


                  Alexander T. Douglas
                         Secretary of Childs Service, Incorporated